An Open Letter to Shareholders

August 24, 2009

To our shareholders and friends of Galaxy Gaming:

These are exciting times for Galaxy Gaming!  A number of significant events have occurred here since my last correspondence in February and I would like to take this opportunity to share them with you.  In addition, I have received a number of great questions from many of you which I would like to address today.  This marks our second such communication in this forum and is part of our continuing commitment to keep our investors informed.  For those of you who are joining us for the first time, welcome aboard!

SEC Reporting

Since becoming public, we have filed two Quarterly Reports on Form 10-Q and our 2008 Annual Report on Form 10-K with the SEC.  I would encourage you to read the entirety of those reports and our other public filings, copies of which can be obtained online at www.sec.gov and at SECD's EDGAR link.  Inside the 10-Q’s are two significant items that I would like to bring to your attention.  First, our revenues increased approximately 30% and 34% in this year’s first and second quarters compared to their respective year ago quarters.  Second, our operating losses for Q-1 and Q-2 decreased 67% and 54% compared to last year’s corresponding quarters.  Our operating results are evidence of a company experiencing growth in the midst of the worst global recession in history.

At this time we have not scheduled a conference call following the filing of our latest 10-Q, but we do intend to hold conference calls following each of our quarterly filings or any significant events sometime in the future.  In the meantime, if you have any questions that we can answer, feel free to call me at (702) 939-3254.

Q-3 Guidance

Since we are now more than halfway through our third quarter, we feel comfortable in predicting record recurring revenues for the quarter ending September 30, 2009.  Specifically, we believe our revenues will top over $750,000 for the first time in our history which now puts us on a $3,000,000 annual run rate.  That represents an over 40% increase relative to last year’s comparable third quarter.

The projected increase in revenue is expected because of continuing strong demand for our products led by the introduction of our Bonus Jackpot System (“BJS”) which debuted in March.  Our BJS system has performed beyond our initial estimates and has quickly earned a solid reputation among casinos for boosting their profits.  This has generated a significant backlog of orders.  Initially, the BJS system was used solely in conjunction with our Emperor’s Challenge game.  However, just this month we released and have installed the BJS system for Lucky Ladies.  Preliminary reports show this to be an absolute winner as well.  As of this writing, we now have 94 BJS units currently installed and additional BJS units scheduled for installation in the coming weeks.  Therefore, we are ahead of schedule of our internal goal of 100 BJSunits operational by the close of our third quarter.  A little later I will provide more exciting news regarding our BJS system.

Q-4 Outlook

Although it is generally not our policy to provide guidance beyond the present quarter, the enthusiasm surrounding the release of our BJS permits us to announce that the fourth quarter of 2009 also looks like another record breaker.  On Monday, August 17th we announced that the Washington State Gambling Commission unanimously approved our petition for a rule change.  You can read the related press release here: (8/17/09 Press Release).  Although going in we felt good about our chances of getting the rule change request approved, we were extremely delighted that the Commission additionally approved our request to have the rule change effective in mid-September instead of having to wait until January 1st, which would have been the norm.  Here’s why we believe this is significant…  Although our BJS system has performed extremely well and the orders by casinos have been strong, there were a significant number of casino operators who were hesitant to place their orders because of their concern regarding the Commission’s restriction on the number of wagers associated with the Emperor’s Challenge BJS product.  Now that this restriction will no longer apply, we have been actively scheduling additional casinos for installation after September 17th, (the effective date of the rule change.)  As a result, revenues from these additional BJS installations are expected to impact this year’s fourth quarter which was not previously forecasted.

Products and Distribution Update

Many of you have heard me state that our business model is simple to comprehend and that it basically comes down to two factors — Product and Distribution.  So, let me explain what we have been doing to improve in both these areas.

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First regarding our products.  Due to the early successes and strong acceptance of our Bet Tabulator, TableVision and Bonus Jackpot systems, we have committed to expanding research and development and have begun hiring additional engineers.  We now welcome Philip Evans, (son of our Technology Development Manager, Dan Evans) and expect to hire an additional engineer from the gaming industry in the near term.  Currently, these game enhancement systems are in their Version 1 stage, but we are mapping out improvements and enhancements all the way through Version 5.  For competitive reasons, I will not discuss what these future versions will entail or when they will be released, but we are very excited and believe that the designs and features of our future products will break new ground and revolutionize casino table games in the months and years ahead.  Stay tuned!

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Relating to our distribution network, we have expanded our Sales Department with the addition of two great new executives, Ms. Deborah LaGrey-Steeno and Mr. Dean Barnett.  The relevant press release can be found here: (8/13/09 Press Release).  Although I have only known Deborah for only a short time, Bill O’Hara, our Chief Operating Officer and several other colleagues have known or worked with Deborah for many years and basically demanded that she come work with us.  Dean Barnett, on the other hand, I have professionally known for about ten years.  The ultimate sales pro, I am confident that Dean’s contributions to our sales team will be instantly recognizable.  Galaxy Gaming is fortunate to have them both on board.

Specifically relating to the distribution of our BJS units, I have been asked why we have only installed our BJS units in Washington State so far, and when do we expect to distribute it into other jurisdictions.  Our Bonus Jackpot System was new to us and our first real entry into manufacturing and installing electronics.  Starting out, we wanted to confine our installations geographically until we understood their reliability and potential servicing needs.  We set ourselves an internal goal of 100 installations and 6 months in-the-field-time, before venturing into other territories.  Well, it has been over 5 months and as stated earlier we are closing in on 100 BJS units, so we have begun negotiating with casinos in other jurisdictions.  We expect to issue future announcements regarding BJS installations into additional jurisdictions shortly.

Galaxy Gaming vs. Shuffle Master Gaming Comparisons

It is unavoidable, but since Shuffle Master Gaming is the 800 lb. gorilla in the casino table game industry and our biggest competitor, we are frequently compared to them.  Many of you have asked how we match up competively against them, so in response, I ask you to consider the following:

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As reported in Shuffle Master’s latest 10-Q (for the three months ending April 30), they reported that their revenues decreased 9.5% in their table game segment compared to the comparable quarter in 2008.  Further, at the end of their current quarter, they had 215 fewer tables in service, a 5.3% decrease, giving them a total of 3,867 tables.  In contrast, Galaxy Gaming’s second quarter ending June 30 we showed a 34.3% increase in revenue over 2008’s second quarter and an additional 313 tables were in service, a 24.1% increase giving us a total of 1,613 tables, which makes us the second largest table game company in the world.

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Also in their latest 10-Q, Shuffle Master reported that they had increased the number of table game bonusing add-ons world-wide by 168 tables in the last year, a 35.1% increase.  These bonusing add-ons compete head-to-head with our BJS systems.  Although initially this seems impressive, consider this…  As previously reported, we currently have 94 BJS tables installed, we expect a total of 100 by the end of this quarter and perhaps 200 by year end.  Considering we just launched the BJS product line in March and had a very slow ramp-up during the first few months, reaching 200 BJS tables in only 9 months compared to Shuffle Master’s 168 in 12 months is quite an accomplishment.  In fact, I believe it is even more significant given the following:

o	Galaxy’s BJS is now available on only two of our game titles. In contrast, Shuffle Master has their bonusing platform available for at least 11 of their game titles.
o	During our initial roll-out, we limited our installation to one jurisdiction only (Washington State). Shuffle Master sells their bonusing add-on worldwide.
o	Galaxy Gaming has one-third the size of sales force as does Shuffle Master.

Fundraising

Next, I want to discuss our fundraising efforts.  It should go without saying that this is probably one of the worst times in history to raise capital.  And although we have demonstrated impressive growth during this recession, we are not exempt from the realities of the financial marketplace.  Since our humble beginnings, our strategy has been to operate our business as if there will never be any financing forthcoming.  Although this methodology typically will not accelerate a company’s growth potential, we believe it is the only way to assure a company’s survivability.  With that in mind, our approach has been to protect cash flow and so as to not needlessly dilute our shares, we seek small amounts of capital only when it can be put to good use to fund our growth initiatives.

On June 23, we completed our first equity fundraising (referred to as PIPE I).  I think it is particularly remarkable that 100% of our employees elected to purchase stock with their own funds at the identical price ($0.40) offered to non-employees during this raise.  This obviously demonstrates tremendous confidence by the people who are engaged with our company day-in and day-out and truly understand first-hand the opportunities available to us.  So to all of my fellow colleagues — I am honored to welcome you as co-owners of Galaxy Gaming.

In addition, we have received commitments from investors holding $150,000 of the total $200,000 in convertible debt we sold in April 2009 to an early conversion of their promissory notes into equity, thereby further strengthening our balance sheet.

I want to thank all of you that have participated in our private financings and want you to know how much we all appreciate your confidence in us.

Conclusion

So that's it for now.  In the coming months we anticipate sharing with you more exciting news and events, such as an anticipated ticker symbol change, reporting some new product releases, an update of our progress with our BJS system development and a tally on BJS installations.  Also, we have been diligently working on a new galaxygaming.com web site, which is expected to be unveiled in the next month or two.  As always, we want to thank each of you for your continuing interest and investment in Galaxy Gaming.  We know these are difficult times for investors but speaking for myself and the entire Galaxy Gaming team, we are all committed every day to make your investment in us the best financial decision you ever made.

Warmest regards,

/s/ Robert B. Saucier
Robert B. Saucier
Founder, President & CEO

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Forward Looking Statements

This letter contains certain "forward-looking statements" relating to the business of the Company which can be identified by the use of terminology such as "believes", "expects", or similar expressions.  Such statements involve risks and uncertainties, including all business uncertainties relating to product development, marketing, market acceptance, future capital requirements, competition and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated, or expected.  A more extensive listing of risks and factors that may affect the Company's business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the Company with the Securities and Exchange Commission.  The Company expressly disclaims any obligation to update or alter its forward-looking statements.